Exhibit 10.33
CapitalSource Inc.
Compensation for Non-Employee Directors
Annual Fees
Directors each receive an annual fee of $25,000. Members of the Audit Committee receive an additional annual fee of $20,000, except the chairperson of the Audit Committee receives an additional annual fee of $44,000. Members of other committees receive an additional annual fee of $5,000 for each committee on which they serve, except the chairperson of each other committee receives an additional annual fee of $7,500.
On an annual basis, each director receives an equity grant of $25,000, which will be paid, at the election of each director, in the form of restricted stock units (“RSUs”) or options to purchase shares of common stock. The annual equity grant is converted into RSUs based on the closing market price of the company’s common stock on the grant date, and is converted into stock options on a 5:1 basis (i.e., $25,000 ÷ closing market price of the company’s common stock on the grant date X 5).
RSUs vest in full on the first anniversary of the grant and directors may elect to defer receipt of the shares underlying their RSUs beyond vesting. Dividends paid during the vesting period or any subsequent deferral period, will be credited in the form of additional RSUs. Stock options vest on the first anniversary of the grant, have a ten-year term and an exercise price equal to the fair market value on the grant date.
Meeting Fees
Each director is paid $1,000 for each Board of Directors meeting they attend and $1,000 for each committee meeting they attend, except that Audit Committee members receive $2,000 for each Audit Committee meeting they attend.
Deferral
Directors may also receive their fees in the form of deferred stock units (“DSUs”) or stock options instead of cash. Director fees will be converted, at the election of each director, into: (i) fully vested DSUs based on the closing market price of the company’s common stock on the grant date, or (ii) stock options exercisable for five times the number of shares of common stock as the director would have received had the director elected to receive such fees in DSUs, with an exercise price equal to the fair market value on the grant date and a ten-year term.
Expenses
Directors are reimbursed for their reasonable expenses of attending Board of Directors and committee meetings.